Exhibit 99.2

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Reconciliation of non-GAAP financial measures
Quarter ended June 30, 2004

Superior Essex Inc. Confidential

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

In our earnings call, we used the terms adjusted net income, adjusted cash flow increase and adjusted net debt increase. These terms are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income (loss), loss from continuing operations or operating income (loss) as determined in accordance with GAAP. These terms have distinct limitations as compared to GAAP information such as net income (loss), loss from continuing operations or operating income (loss). Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

A reconciliation of these measures to the most directly comparable GAAP financial measure follows.

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Reconciliation between net income and “income before restructuring items and other charges”
Quarter ended June 30, 2004
($ in millions)

	Q2 2004	Q1 2004

Net income	$2.0	$1.4
Add back:
Accelerated depreciation of equipment to be idled as a result of acquired equipment from Belden (1)	0.3	—
Plant employee training costs for acquisition related production capacity expansion (1)	0.7	—
Restructuring items and other charges	0.4	1.1
Loss on early extinguishment of debt	0.4	—
Subtotal	1.8	1.1
Tax impact	(0.7)	(0.5)
Income before restructuring items and other charges	$3.1	$2.0

(1) Classified as cost of goods sold

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Reconciliation of net cash flow from operations and investing activities to adjusted net cash flow
Quarter ended June 30, 2004
($ in millions)

	GAAP	Belden transaction	Adjusted cash flow
Cash flows - operations	$15	$—	$15
Cash flows - investing	$(86)	$83	$(3)
Net cash flow	$(71)	$83	$12

Reconciliation of net debt increase to adjusted net debt decrease
Quarter ended June 30, 2004
($ in millions)

	June 30, 2004	March 31, 2004	Change in net debt - increase (decrease)
Total debt	$312	$230
Less: cash and cash equivalents	$(13)	$(6)
Net debt	$299	$224	$75

Adjusted net debt
Net debt	$299
Less: Belden transaction	$(83)
Less: financing costs	$(4)
Adjusted net debt	$212	$224	$(12)

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